Exhibit 3.46
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
CLUB SUNTERRA DEVELOPMENT HAWAII, LLC
     THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of CLUB SUNTERRA DEVELOPMENT HAWAII, LLC, a Delaware limited liability company (the “Company”) is made and entered into and shall be effective as of the 2nd day of February, 2006 (the “Effective Date”), by and among (i) SUNTERRA DEVELOPER AND SALES HOLDING COMPANY, a Delaware corporation (the “Managing Member”) and (ii) any other Person listed on Exhibit A that shall execute a counterpart signature page to this Agreement and whose Capital Contributions (as defined below) have been accepted by the Trustee (as defined below) on behalf of the Trust (as defined below) and by the Managing Member (the “Non-managing Members” and together with the Managing Member, the “Members”). The Managing Member shall own and hold Managing Member Units (as defined below) and the Non-managing Members shall own and hold Non-managing Member Units (as defined below).
RECITALS:
     A. The Company was formed under the name Sunterra East Marketing, LLC (the “Original Company Name”) as a limited liability company under the laws of the State of Delaware effective as of the 16th day of July, 2002 (the “Original Effective Date”) by the filing of the Certificate (as defined below) in accordance with the Act (as defined below) and by entering into a Limited Liability Company Agreement (the “Original Agreement”) by Resort Marketing International, Inc., a California corporation, as the sole Member and Manager (the “Original Member”) holding a one hundred percent (100%) Member Interest (as defined below) in the Company.
     B. The Original Agreement was amended by that certain First Amendment to the Original Agreement (the “First Amendment”) effective as of November 11, 2003 (the “First Amendment Date”) to reflect the withdrawal by the Original Member and the admitting of Sunterra Developer and Sales Holding Company as the substitute sole Member and the Managing Member.
     C. The Non-managing Members desire to contribute the capital as set forth on Exhibit A, a copy of which is attached hereto and incorporated herein by this reference, as such Exhibit A may be amended from time to time as their Capital Contribution to the Company in return for their Non-managing Member Units and Interests in the Company.
     D. The Members desire to enter into this Agreement as of the Effective Date, as an amendment and restatement of the Original Agreement as amended by the First Amendment, in order to set forth herein the manner in which they will govern the affairs of the Company and to set forth herein their respective rights, duties, obligations, responsibilities, and understandings with respect to each other and the Company.

     NOW, THEREFORE, in consideration of the mutual promises, obligations and agreements contained herein, and other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby incorporate the Recitals set forth above and agree as follows:
Article 1. Definitions
     Definitions. For purposes of this Agreement, capitalized terms used herein have the following meanings:
     “Act” means the Delaware Limited Liability Company Act at 6 Delaware Code, Chapter 18, Sections 18-101, et seq., and any successor statute, as amended from time to time.
     “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after adjusting such Capital Account as follows:
          (a) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and
          (b) Debit to such Capital Account the items described in Sections 1.704-1 (b)(2)(ii)(d)(4), 1.704-1 (b)2)(ii)(d)(5), and 1.704-1 (b)(2)(ii)(d)(6) of the Regulations.
The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.
     “Affiliate(s)” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with such Person, (ii) any Person owning or controlling any of the outstanding voting interests of such Person, (iii) any officer, director, partner, member, trustee, executor, administrator, or other fiduciary of such Person, or (iv) any Person who is an officer, director, partner, member, trustee, executor, administrator, other fiduciary, or holder of any of the voting interests of any Person described in clauses (i) through (iii) of this sentence. For purposes of this definition, the term “controls,” “is controlled by,” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract, or otherwise.
     “Agreement” means this First Amended and Restated Limited Liability Company Operating Agreement of Club Sunterra Development Hawaii, LLC, as it may be amended from time to time in accordance with the provisions hereof and all exhibits attached hereto.
     “Approved Transfer of the Company” is defined in Section 10.8 hereof.
     “Association” means Club Sunterra Vacations Members Association Hawaii, Inc., a

Delaware non-profit corporation, and any successor thereto.
     “Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:
          (a) to each Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Member’s distributive share of Profits, and any items in the nature of income or gain which are specially allocated pursuant to Section 6.3 or Section 6.4 hereof, and the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member;
          (b) to each Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Losses, and any items in the nature of expenses or losses which are specially allocated pursuant to Section 6.3 or Section 6.4 hereof, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company; and
          (c) in determining the amount of any liability for purposes of Subsections (a) and (b) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.
     Each Member’s Capital Account shall be based on the contributions described in Exhibit A (attached hereto and by this reference made a part hereof) as of the dates specified therein and shall hereafter be adjusted as provided herein.
     The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Managing Member shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or the Members), are computed in order to comply with such Regulations, the Managing Member may make such modification, provided that it is not likely to have more than a de minimis effect on the amounts distributable to any Member pursuant to Article 12 hereof upon the dissolution of the Company. The Managing Member also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the aggregate Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events (for example, the acquisition or discovery by the Company of oil or gas properties) might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).
     “Capital Contribution” means any and all contributions of money or other property by a Member to the capital of the Company as set forth on Exhibit A in return for each Member’s Member Units and Interests in the Company. The Members hereby acknowledge and agree that their respective Capital Contributions are as set forth on Exhibit A as of the dates set forth thereon, as the same may be adjusted or amended from time to time in accordance with this Agreement.
     “Certificate” means the Certificate of Formation of the Company as filed with the Secretary pursuant to the Act and as accepted by the Secretary effective as of July 16, 2002, together with all subsequent amendments thereto as filed with the Secretary pursuant to the Act and as accepted by the Secretary pursuant to which the name of the Company was changed from Sunterra East Marketing, LLC to other intervening names and to its present name of Club Sunterra Development Hawaii, LLC, and as the foregoing may be further amended from time to time thereafter.
     “Club” means the system organized and operated by the Company that provides Consumers the opportunity to acquire SunOptions, which SunOptions can then be utilized by the Consumers to acquire timeshare or right to use interests in the Property.
     “Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.
     “Company Financial Interest” is defined in Section 10.7 hereof.
     “Company” means Club Sunterra Development Hawaii, LLC, a Delaware limited liability company, and any successor thereto.
     “Consumer(s)” means the Persons that acquire SunOptions by purchasing a membership in the Club and the Association, which SunOptions can then be utilized by such Persons to acquire timeshare or right to use interests in the Property.
     “Defaulting Member” is defined in Section 5.2 hereof.
     “Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable (if any) with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.
     “Effective Date” is defined in the Preamble.
     “Event of Dissociation” means an event, other than a valid consensual Transfer of Member Units and Interests by a Member as provided in Section 10.1 hereof, that causes a Person to cease to be a Member as provided in Section 18-304 of the Act.
     “Exhibit A” means Exhibit A attached to this Agreement, as such Exhibit may be amended, modified, supplemented or restated from time to time in accordance with the terms and conditions of this Agreement. Exhibit A shall be kept at all times confidential and shall be viewed only with the express written consent of the Managing Member, which consent may be withheld in the Managing Member’s sole and absolute discretion.
     “First Amendment” is defined in Recital B.
     “First Amendment Date” is defined in Recital B.
     “Fiscal Year” means (i) the period commencing on the Original Effective Date and ending on December 31, 2006, (ii) any subsequent 12 month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clause (ii) for which the Company is required to allocate items of Company income, gain, loss, or deduction pursuant to Article 6 hereof.
     “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
          (a) the initial Gross Asset Value of any asset hereinafter contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Managing Member;
          (b) the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Managing Member, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however that the adjustments pursuant to clauses (i) and (ii) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;
          (c) the Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution as determined by the Managing Member; and
          (d) the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1 (b)(2)(iv)(m); provided, however that Gross Asset Values shall not be adjusted pursuant to this Subsection (d) to the extent the Managing Member determines that an adjustment pursuant to Subsection (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Subsection (d).
If the Gross Asset Value of an asset has been determined or adjusted pursuant to Subsections (a), (b) or (d) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.
     “Guarantor” is defined in Section 4.4 hereof.
     “Guaranty Documents” means those certain documents, if any, entered into between the Guarantor and any Lender to evidence the guaranty for the repayment of any Loan which may be requested by the Lender to be provided by the Guarantor.
     “Interest(s)” means the entire number of Member Units and percentage ownership interest of a Member in the Company, including, without limitation, all rights to distributions (liquidating or otherwise), allocations, information, and to consent or approve as provided herein, as shown opposite the name of such Member on Exhibit A, as the same may be adjusted or amended from time to time in accordance with this Agreement. The percentage ownership interest of each Non-managing Member shall be arrived at by dividing the total number of Non-managing Member Units (including fractional Non-managing Member Units) owned by each such Non-managing Member by the total number of issued and outstanding Non-managing Member Units (including fractional Non-managing Member Units). The percentage ownership interest of each Managing Member shall be arrived at by dividing the total number of Managing Member Units (including fractional Managing Member Units) owned by each such Managing Member by the total number of issued and outstanding Managing Member Units (including fractional Managing Member Units). The Interests of the Managing Member shall at all times collectively equal one percent (1.00%) and the Interests of the Non-managing Members shall at all times collectively equal ninety nine percent (99.00%).
     “JAMS” is defined in Section 13.20(b) hereof.
     “Lender” means any lender, including a Member, if applicable, that will make any Loan to the Company in connection with the business of the Company, and its successors and assigns.
     “Loan Documents” means those certain documents entered into between the Company and any Lender(s) to evidence the Loan(s).
     “Loan” means any loan to be made by a Lender to the Company in connection with the business of the Company.
     “Major Decisions” is defined in Section 4.2 hereof.
     “Majority Approval” means the affirmative vote of the Managing Member, together with Members owning more than fifty percent (50%) of the Interests owned by all of the Members.
     “Management Fee” is defined in Section 4.9 hereof.
     “Managing Member(s)” means Sunterra Developer and Sales Holding Company or any Person hereafter appointed Managing Member pursuant to this Agreement as successor thereto or otherwise. The Managing Member shall own and hold Managing Member Units.

     “Managing Member Unit(s)” means the one hundred (100) Managing Member Units requiring a Capital Contribution of One Dollar ($1.00) per Managing Member Units that the Company is authorized to issue. The Company may only issue the Managing Member Units to the Managing Member. The Managing Member shall own such number of Managing Member Units as shown opposite the name of such Managing Member on Exhibit A, as the same may be adjusted or amended from time to time in accordance with this Agreement.
     “Member(s)” means any Person executing this Agreement as a Member or hereafter admitted to the Company as a Member as provided in this Agreement, but does not include any Person who has ceased to be a Member in the Company. The address, Capital Contribution, number of Member Units and Interests of each of the Members is as set forth on Exhibit A as of the Effective Date, as the same may be adjusted or amended from time to time in accordance with this Agreement.
     “Member Unit(s)” means the Managing Member Units and the Non-managing Member Units.
     “Missed Capital Contributions” is defined in Section 5.2 hereof.
     “Net Capital Proceeds” means the remaining cash proceeds realized by the Company upon a sale, disposition, financing or refinancing of all or any portion of the Property or other significant or substantial Company asset after (i) payment of all expenses of any such transaction, including real estate commissions and brokerage fees, if applicable (including any commissions or fees payable to the Managing Member or its Affiliates), (ii) the payment of indebtedness relating to such asset, and (iii) the establishment of reserves to meet contingencies, as reasonably determined by the Managing Member.
     “Net Cash” means the gross cash proceeds from Company operations less the portion thereof used to pay or establish reserves for all Company expenses (including any commissions or fees payable to the Managing Member or its Affiliates), required debt payments, capital improvements, replacements, and contingencies, all as reasonably determined by the Managing Member. “Net Cash” shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances.
     “Non-managing Member(s)” means the Members other than the Managing Member. All Non-managing Members must be Site Developers. Each of the Non-managing Members shall have the same rights, entitlements, and obligations including the right to vote and therefore participate with respect to all decisions concerning the business and affairs of the Company that requires the vote of the Non-managing Members. The Non-managing Member shall own and hold Non-managing Member Units.
     “Non-managing Member Unit(s)” means that number of Non-managing Member Units requiring that Capital Contribution per Non-managing Member Unit that the Company is authorized to issue as is designated on Exhibit A, as the same may be adjusted or amended from time to time in accordance with this Agreement. The Company may only issue the Non-managing Member Units to the Non-managing Members. Each Non-managing Member shall own such number of Non-managing Member Units as shown opposite the name of each such

Non-managing Member on Exhibit A, as the same may be adjusted or amended from time to time in accordance with this Agreement.
     “Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.
     “Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.
     “Original Agreement” is defined in Recital A.
     “Original Company Name” is defined in Recital A.
     “Original Effective Date” is defined in Recital A.
     “Original Member” is defined in Recital A.
     “Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(b)(4) of the Regulations.
     “Partner Nonrecourse Debt” has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.
     “Partner Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.
     “Partnership Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(d) and 1.704-2(b)(2).
     “Person(s)” means any individual, company, corporation, limited liability company, partnership, enterprise, trust or other entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so permits.
     “Proceeding” is defined in Section 11.1 hereof.
     “Profits” and “Losses” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:
          (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this Section shall be added to such taxable income or loss;
          (b) Any expenditures of the Company described in Code Section

705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this Section shall be subtracted from such taxable income or loss;
          (c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to Subsection (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses;
          (d) Gain or loss resulting from a disposition of Company property (including the Property) with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;
          (e) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the Definition of Depreciation above;
          (f) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member’s Interests, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and
          (g) Notwithstanding any other provision of this Section, any items that are specially allocated pursuant to Section 6.3 or Section 6.4 hereof shall not be taken into account in computing Profits or Losses.
     The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Sections 6.3 and 6.4 hereof shall be determined by applying rules analogous to those set forth in Subsections (a) through and including (f) above.
     “Property” means timeshare interests in those certain vacation home timeshare projects developed and owned by the various Site Developers, legal title to which is transferred by each such Site Developer to the Trustee on behalf of the Trust, as each such Site Developer’s Capital Contribution to the Company in return for each such Site Developer’s Non-managing Member Units and Interests in the Company at the time that each such Site Developer is admitted as a Non-managing Member of the Company.
     “Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

     “Regulatory Allocations” is defined in Section 6.4 hereof.
     “Secretary” means the Secretary of State of the State of Delaware.
     “Site Developer(s)” means the Persons that developed and owned the Property that become Non-managing Member(s) of the Company by transferring legal title in the Property to the Trustee on behalf of the Trust, as each such Person’s Capital Contribution to the Company in return for each such Person’s Non-managing Member Units and Interests in the Company.
     “Specified Event” is defined in Section 10.6 hereof.
     “Specified Member” is defined in Section 10.6 hereof.
     “Subscription Agreement” means a written agreement pursuant to which a Site Developer has agreed to become Non-managing Member of the Company by transferring legal title in its Property to the Trustee on behalf of the Trust, for the beneficial interest of the Company, the Association and the Consumers, as such Site Developer’s Capital Contribution to the Company in return for such Site Developer’s Non-managing Member Units and Interests in the Company, in such form as shall be determined and used from time to time by the Managing Member.
     “SunOptions” means the currency of use that is acquired by the Consumers that purchase a membership in the Association, which SunOptions can then be utilized by the Consumers to acquire right to use timeshare interests in the Property through the Club.
     “Tax Matters Partner” is defined in Section 8.4 hereof.
     “Transfer” means, as a noun, a sale, hypothecation, gift, pledge, assignment, or any other disposition or encumbrance, whether voluntary, involuntary, or by operation of law and, as a verb, to sell, hypothecate, give, pledge, assign, or otherwise dispose of or encumber, whether voluntarily, involuntarily, or by operation of law.
     “Transferee(s)” is defined in Section 10.1 hereof.
     “Trust” means that certain trust arrangement that is created to facilitate the Club by one or more versions of a Trust Agreement to be entered into by the Company and that is the holder of legal title in the Property for the beneficial interest of the Company, the Association and the Consumers.
     “Trustee” means the one (1) or more Persons independent of the Company, the Members, the Site Developers and the Consumers, that is a trustee and administrator of the Trust.
     Other terms defined elsewhere herein have the meanings so given them.

Article 2. Organization.
     2.1 Formation. The Company has been organized as a State of Delaware limited liability company as of the Original Effective Date by the filing of the Certificate under and pursuant to the Act and by entering into the Original Agreement. The Members are restructuring the Company by entering into this Agreement.
     2.2 Name. The name of the Company is “Club Sunterra Development Hawaii, LLC” and all Company business shall be conducted in that name or such other names that comply with applicable law as may be determined by the Managing Member from time to time.
     2.3 Purposes. The business of the Company shall be to (a) act as the promoter of the Club by (i) finding Site Developers willing to become Non-managing Members of the Company by transferring legal title in their Property to the Trustee on behalf of the Trust, for the beneficial interest of the Company, the Association and the Consumers, as each such Site Developer’s Capital Contribution to the Company in return for each such Site Developer’s Non-managing Member Units and Interests in the Company and (ii) finding Consumers willing to acquire SunOptions by purchasing a membership in the Association, which SunOptions can then be utilized by such Consumers to acquire timeshare or right to use interests in the Property; (b) acquire, hold title to, finance, mortgage, hold, own, maintain, receive income from, develop, administer, improve, operate, manage, and when and if applicable, sell or otherwise transfer all or any portion of real or personal property, tangible or intangible, or interests in entities holding real or personal property, tangible or intangible, necessary to or reasonably connected with the Company’s business that may be legally exercised by a limited liability company under the Act; (c) exercise all other powers necessary to or reasonably connected with the Company’s business that may be legally exercised by a limited liability company under the Act; and (d) engage in all activities necessary, customary, convenient, or incident to any of the foregoing.
     2.4 Location. The principal offices of the Company shall be located at 3865 West Cheyenne Avenue, North Las Vegas, Nevada 89032, or such other location or additional locations as may be approved by the Managing Member. The initial registered agent of the Company shall be The Corporation Trust Company, whose address, which shall be the initial registered office of the Company, is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle, unless otherwise approved by the Managing Member.
     2.5 Term. The Company commenced as of the Original Effective Date, which is the date the Secretary issued the certificate of organization that the Company is authorized to transact business subject to all laws of the State of Delaware and shall continue perpetually, until dissolved in accordance with the provisions of this Agreement and the Act.
     2.6 No State-Law Partnership. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise.
     2.7 Title to Company Property. Except with respect to the Trustee on behalf of the Trust holding legal title to the Property for the beneficial interest of the Company, the

Association and the Consumers, all property owned by the Company shall be owned by the Company as an entity and, insofar as permitted by applicable law, no Member shall have any ownership interest in any Company property in its individual name or right, and each Member’s interest in the Company shall be personal property for all purposes. The foregoing provisions shall govern over any contrary or inconsistent provision in this Agreement or any other document or instrument governing the affairs of the Company.
Article 3. Membership.
     3.1 Members. The Members of the Company are the Managing Member and those Persons set forth on Exhibit A who have made the Capital Contributions set forth therein, executed a counterpart signature page to this Agreement and thereby become Non-managing Members of the Company. No Person shall be admitted as an additional Member without the consent of the Managing Member, in its sole and absolute discretion, and the consent of no other Members shall be required. In the event that the admission of a new Non-managing Member is approved and additional Non-managing Member Units are issued (but not in excess of the maximum number of authorized Non-managing Member Units) to such new Non-managing Member, the Interests of the Non-managing Members as of such date shall be reduced pro rata, except that the Interests of the Managing Member shall at all times collectively equal one percent (1.00%) and the Interests of the Non-managing Members shall at all times collectively equal ninety nine percent (99.00%). The Managing Member is expressly authorized to amend Exhibit A to reflect such adjustments to the Member Units and Interests of Members, and no consent of the Members shall be needed to do effect such amendment. The Managing Member shall promptly distribute to all Members the amended Exhibit A.
     3.2 Initial Managing Member. The Members, by executing this Agreement, have voted to elect Sunterra Developer and Sales Holding Company as the initial Managing Member of the Company. Henceforth, the Managing Member shall have the obligation to manage the business and affairs of the Company and shall therefore have the right to vote and therefore participate in all decisions concerning the business and affairs of the Company. Except as otherwise set forth herein, other than electing the initial Managing Member, the current and/or future Non-managing Members shall not have any additional right to vote and therefore shall not participate in any decisions concerning the business and affairs of the Company.

     3.3 Liability to Third Parties. No Member shall be liable for the debts, obligations or liabilities of the Company, including but not limited to any debts, obligations, or liabilities under a judgment, decree, or order of a court.
     3.4 Ceasing to be a Member. A Member shall cease to be a Member only when (a) the Member suffers an Event of Dissociation; or (b) the Member’s entire Member Units and Interests are transferred under Section 10.1 or Article 12 hereof. Except as provided in this Section 3.4, neither the Company nor any Member shall have the right to remove any other Member.
Article 4. Management.
     4.1 Management.
          (a) The Managing Member shall be responsible for conducting and managing the business and affairs of the Company in accordance with the Act.
          (b) Without limiting the generality of Section 4.1(a) hereof, and subject to the limitations set forth elsewhere in this Agreement, to the extent required to effectuate the foregoing, the Managing Member shall be authorized, on behalf of the Company to:
          (i) prepare and file all necessary reports, statements and other documents with state or federal agencies, departments and bureaus having jurisdiction in connection with the business of the Company;
          (ii) procure and maintain with responsible companies such insurance as may be available in such amounts and covering such risks as reasonably deemed appropriate by the Managing Member but in all events in compliance with the requirements of lenders to the Company;
          (iii) open, maintain and close bank accounts and draw checks and other orders for the payment of money;
          (iv) establish reasonable reserves in the Company to meet the actual and reasonably foreseeable obligations, liabilities and needs of the Company and all reasonably foreseeable contingent, conditional or unmatured liabilities of the Company;
          (v) borrow funds from any Person (including any Member or the Managing Member, or any of their respective Affiliates) on such reasonable terms and conditions as the Managing Member, in its sole and absolute discretion, determines to be appropriate, and in connection therewith, pledge, hypothecate, encumber, collaterally assign or grant security interests in the Company’s assets to secure repayment of the borrowed funds;
          (vi) enter into, make and perform or supervise the performance of contracts, agreements, and other undertakings, and do other acts subject to the other provisions of this Agreement;

          (vii) cause the Company to incur and pay all costs, expenses, debts, liabilities and obligations permitted by this Agreement;
          (viii) employ and dismiss from employment any and all consultants, attorneys, accountants, investment bankers, brokers, appraisers, architects, finders or other agents of the Company, and consent to, or waive, any conflict of interest that may arise with respect to such employment;
          (ix) act as the Tax Matters Partner pursuant to Section 8.4; and
          (x) do any and all such other things as are necessary or appropriate in the exercise of the authority, rights and powers of the Managing Member pursuant to the terms and conditions of this Agreement, or as are permitted under the Act or any other applicable law and are not contrary to the terms and conditions of this Agreement.
          (c) In the event the Managing Member or any other party referred to the Members by the Managing Member shall request that such Member confirm to a third party the Managing Member’s authority to take specific action on behalf of the Company, provided that the Managing Member does in fact have such authority, the Members shall so confirm in writing, it being understood that said confirmation shall not imply the Members’ assent to said action unless said assent is specifically required and has been granted hereunder.
          (d) Each of the Non-managing Members shall keep the Managing Member informed of matters which come to their attention with respect to the business and affairs of the Company, including without limitation (i) any offer received or expression of interest to purchase all or any portion of the Company’s interest in the Property or (ii) any matter which might materially affect the Company’s obligations.
     4.2 Restrictions on Authority/Major Decisions. The matters enumerated below shall constitute major decisions (the “Major Decisions”), and notwithstanding anything to the contrary in this Agreement, the Managing Member shall not be authorized to take any action or make any decisions within the scope of the Major Decisions without Majority Approval. The Major Decisions shall be as follows:
          (a) do any act in contravention of this Agreement or any applicable law or regulation;
          (b) do any act which would make it impossible to carry on the ordinary business of the Company;
          (c) possess Company property other than in the name of the Company;
          (d) commingle the funds of the Company with those of any other Person;
          (e) commence a bankruptcy or similar proceeding with respect to the Company or acquiesce to the commencement of such a proceeding by any other party with respect to the Company;

          (f) conversion of the Company into another form of entity;
          (g) removal of the then Managing Member or appointment of a replacement Managing Member, as set forth in Section 4.8 below;
          (h) sale of all or substantially all of the Property;
          (i) merger or consolidation of the Company with another entity in which the Members are no longer collectively in control of the Company or such entity;
          (j) dissolution of the Company, as set forth in Section 12.1 below;
          (k) continuance of the business of the Company after the occurrence of an event set forth in Section 12.1 below; and
          (l) amendment of this Agreement, as set forth in this Agreement, except as to those amendments authorized by Section 3.1 above.
     4.3 Liability for Certain Acts. The Managing Member shall act in a manner it believes in good faith to be in the best interests of the Company and with the care an ordinarily prudent Person in a like position would exercise under similar circumstances. The Managing Member is not liable to the Company or any of its Members for any action taken in managing the business or affairs of the Company if it performs the duty of its office in compliance with the standard contained in this Article 4. The Managing Member shall not be liable, responsible or accountable in damages or otherwise to the Company or any of its Members for any act or omission performed or omitted in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority granted by this Agreement and in the best interests of the Company, but shall be liable, responsible or accountable for bad faith, gross negligence or willful misconduct with respect to such acts or omissions.
     4.4 Indemnification. In addition to the indemnification provisions set forth in Article 11 below, the Company shall indemnify and hold harmless (a) the Managing Member (to the extent of available assets, but without the requirement that any Member make additional Capital Contributions for this purpose) against any loss or damage incurred by the Managing Member by reason of any act or omission performed or omitted by the Managing Member (or its employees or agents) in good faith on behalf of the Company and in a manner reasonably believed by the Managing Member to be within the scope of the authority granted to it by this Agreement and in the best interests of the Company (but not, in any event, any loss or damage incurred by reason bad faith, gross negligence or willful misconduct) and (b) the Managing Member and/or its Affiliates in its/their capacity as guarantor (the “Guarantor”) under any Guaranty Documents (to the extent of available assets, but without the requirement that any Member make additional Capital Contributions for this purpose) against any loss or damage incurred by them by reason of any act or omission performed or omitted by the them (or their employees or agents) in good faith on behalf of the Company and in a manner reasonably believed by them to be within the scope of the authority granted to it by the Guaranty Documents (but not, in any event, any loss or damage incurred by reason of bad faith, gross negligence or willful misconduct).

     4.5 Indemnification. In addition to the indemnification provisions set forth in Article 11 below, the Company shall indemnify and hold harmless (a) the Managing Member (to the extent of available assets, but without the requirement that any Member make additional Capital Contributions for this purpose) against any loss or damage incurred by the Managing Member by reason of any act or omission performed or omitted by the Managing Member (or its employees or agents) in good faith on behalf of the Company and in a manner reasonably believed by the Managing Member to be within the scope of the authority granted to it by this Agreement and in the best interests of the Company (but not, in any event, any loss or damage incurred by reason bad faith, gross negligence or willful misconduct) and (b) the Managing Member and/or its Affiliates in its/their capacity as guarantor (the “Guarantor”) under any Guaranty Documents (to the extent of available assets, but without the requirement that any Member make additional Capital Contributions for this purpose) against any loss or damage incurred by them by reason of any act or omission performed or omitted by the them (or their employees or agents) in good faith on behalf of the Company and in a manner reasonably believed by them to be within the scope of the authority granted to it by the Guaranty Documents (but not, in any event, any loss or damage incurred by reason of bad faith, gross negligence or willful misconduct).
     4.6 No Guaranty of Return. No Managing Member or Non-managing Member has guaranteed nor shall have any obligation with respect to the return of a Member’s Capital Contributions or profits from the operation of the Company. Each Managing Member and Non-managing Member shall be entitled to rely on information, opinions, reports or statements, including but not limited to financial statements or other financial data prepared or presented in accordance with the provisions of the Act.
     4.7 The Managing Member Has No Exclusive Duty to the Company. The officers, directors, shareholders, members, employees and agents of the Managing Member shall not be required to manage the Company as its sole and exclusive function and may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Non-managing Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of the Managing Member or its officers, directors, shareholders, members, employees, agents and Affiliates, or to the income or proceeds derived therefrom. The Managing Member and/or its officers, directors, shareholders, members, employees, agents and Affiliates shall incur no liability to the Company or to any of the Non-managing Members as a result of engaging in any other business or venture.
     4.8 The Non-managing Members Have No Exclusive Duty to the Company. The Non-managing Members, in their capacity as such, shall not be obligated or authorized to manage the Company, and the Non-managing Members may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Non-managing Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of any other Member or to the income or proceeds derived therefrom. No Non-managing Member shall incur any liability to the Company or to any of the Members as a result of engaging in any other business or venture.
     4.9 Removal of Managing Member. The Non-managing Members may, upon the approval of Non-managing Members holding at least a majority of the Non-managing Member

Units and Interests, remove the Managing Member upon the occurrence of any of the following events:
          (a) a material breach of this Agreement by the Managing Member or a material breach of the Managing Member’s fiduciary obligations to the Company or the Members under the Act, after written notice to the Managing Member setting forth in detail the Managing Member’s material breach and a sixty (60) day period to cure or commence the cure of such material breach;
          (b) the gross negligence or malfeasance of the Managing Member in connection with the performance of its duties as Managing Member, after written notice to the Managing Member setting forth in detail the Managing Member’s gross negligence or malfeasance and a sixty (60) day period to cure or commence the cure of such gross negligence or malfeasance; or
          (c) an Event of Dissociation of the Managing Member.
Upon the occurrence of any of the foregoing, the Members shall appoint another Person as a new Managing Member to replace a removed Managing Member or to replace a Managing Member that has resigned upon the approval of the Members holding a majority of the Interests. Any new Managing Member appointed pursuant to this Section 4.8 subsequently may be removed at any time upon the approval of the Non-managing Members holding at least a majority of the Non-managing Member Units and Interests.
     4.9 Fees to the Managing Member. The Non-managing Members acknowledge that the Managing Member and its Affiliates will perform management, development and other related services with respect to the business of the Company, including in accordance with the terms and conditions set forth herein, in return for a management fee (the “Management Fee”) in the amount agreed to in writing between the Company and the Managing Member from time to time. To the extent that the Managing Member requests itself or its Affiliate to provide or arrange for services in addition to those set forth herein with respect to the Management Fee, the Managing Member or its Affiliate shall enter into a written agreement with the Company, which shall provide, among other things, that the Managing Member or its Affiliate, as the case may be, shall be entitled to fees for such services at the mutually agreed upon prevailing market rates for such services at the time such services are rendered to or on behalf of the Company.
     4.10 Out-of-Pocket Reimbursement of Expenses. The Managing Member shall be reimbursed by the Company for its reasonable out-of-pocket expenses actually incurred by it that are related to the business of the Company, based upon reasonable supporting evidence for all expenditures for which such reimbursement is requested.
Article 5. Capital Contributions.
     5.1 Payment of Capital Contributions. The Managing Member has made such Capital Contribution to the Company as set forth on Exhibit A in return for such Managing Member’s Managing Member Units and Interests in the Company. Each Non-managing Member has agreed to make the Capital Contribution as set out in its Subscription Agreement and as will be set forth on Exhibit A, as such Exhibit A may be amended, modified, supplemented or restated

from time to time in accordance with the terms and conditions of this Agreement, in return for each such Non-managing Member’s Non-managing Member Units and Interests in the Company. To the extent that a Member’s Capital Contribution takes the form of Property or other non-cash assets, the Managing Member shall value such Property or other non-cash assets based upon the Gross Asset Value, as defined above, of such Property or other non-cash assets. No Member shall be required to make any additional Capital Contribution to the Company other than the initial Capital Contribution to the Company as set forth on Exhibit A in return for such Member’s Member Units and Interests in the Company.
     5.2 Remedies for Default in Payment of Capital Contribution.
          5.2.1 If a Member fails to pay any amount that it is required to pay to the Company as a Capital Contribution under Section 5.1 (a “Missed Capital Contribution”), such Member shall be deemed a “Defaulting Member.” The amount in default shall be a debt to the Company and shall bear interest at an annual interest rate of ten percent (10%) or, if the maximum rate allowable by law is lower, the maximum legally permitted rate. All distributions otherwise payable to the Defaulting Member may be retained, at the option of the Company, and applied first to the payment of interest and then to the principal of the amount in default. A Defaulting Member shall not be entitled to vote on Company matters, and its Member Units and Interests in the Company shall be disregarded in determining whether the requisite consent has been obtained on any Company matters. In addition to any other remedy set forth herein, the Company shall have all rights at equity and law, including the right without any further demand on the Defaulting Member, to file suit against him or it to collect all amounts owed by the Defaulting Member. In addition to all other amounts due hereunder, the Company shall have the right to payment by the Defaulting Member of the reasonable attorneys’ fees of the Company related to the default.
          5.2.2 The Defaulting Member hereby irrevocably constitutes and appoints the Managing Member as the Defaulting Member’s attorney-in-fact to execute and deliver any documents necessary or appropriate to effectuate Section 5.2. The appointment by the Defaulting Member of the Managing Member as its attorney-in-fact is irrevocable and shall be deemed to be a power coupled with an interest and shall survive the incompetency, bankruptcy or dissolution of any person giving that power.
     5.3 Return of Contributions. Except as otherwise expressly provided herein, a Member is not entitled to the return of any part of its Capital Account or its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.
     5.4 Priority and Return of Capital. Except as expressly provided in this Agreement, no Member shall have priority over any other Member, either as to the return of Capital Contributions, the allocation of Profits and Losses, or to distributions.

Article 6. Allocations.
     6.1 Profits. After giving effect to the special allocations set forth in Sections 6.3 and 6.4 hereof, Profits for any Fiscal Year shall be allocated in the following order and priority:
          (a) first, to the Members in proportion to and to the extent of the amount of Net Cash distributed to such Members under Section 7.1 hereof;
          (b) second, to the Members in proportion to and to the extent of the amount of Net Capital Proceeds distributed to such Members under Section 7.2 hereof; and
          (c) third, to the Members in an aggregate amount equal to the excess, if any, of (i) the cumulative Losses allocated pursuant to Section 6.2 hereof for all prior Fiscal Years over (ii) the cumulative Profits allocated pursuant to this Section 6.1 for all prior Fiscal Years, in proportion to such excess;
          (d) the balance, if any, to the Members in proportion to the manner in which cash is then currently being distributed to the Members under Sections 7.1 and/or 7.2 hereof, as applicable.
     6.2 Losses. After giving effect to the special allocations set forth in Sections 6.3 and 6.4 hereof, Losses for any Fiscal Year shall be allocated in the following order and priority:
          (a) first, to the Members in accordance with their Interests in an aggregate amount equal to the excess, if any, of (i) the cumulative Profits allocated pursuant to Section 6.1 hereof for all prior Fiscal Years over (ii) the cumulative Losses allocated pursuant to this Section 6.2 for all prior Fiscal Years, in proportion to such excess; and
          (b) the balance, if any, to the Members in proportion to their Capital Account balances.
     Notwithstanding the foregoing provisions of this Section 6.2, if the amount of any Losses for any Fiscal Year that would otherwise be allocated to a Member under this Section 6.2 is in excess of the maximum amount that can be allocated to such Member without causing or increasing an Adjusted Capital Account Deficit for such Member as of the last day of such Fiscal Year, then a portion of such Losses equal to such excess shall be allocated pro rata among all of the Members having positive Capital Account balances (to the extent of and in proportion to such balances) until such balances are reduced to zero and thereafter to the Members in proportion to their Interests.
     6.3 Special Allocations. The following special allocations shall be made in the following order:
          (a) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Article 6, if there is a net decrease in Partnership Minimum Gain during any Company Fiscal Year, the Members shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent Fiscal Years) in an amount equal to each Member’s share of the net decrease in

Partnership Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to the Members pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 6.3(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.
          (b) Partner Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Article 6, if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Company Fiscal Year, each Member who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 6.3(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.
          (c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 6.3(c) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 6 have been tentatively made as if this Section 6.3(c) were not in the Agreement.
          (d) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Company Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 6.3(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 6 have been tentatively made as if this Section 6.3(d) and Section 6.3(c) hereof were not in the Agreement.
          (e) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated to the Members in accordance with their respective Interests.

          (f) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).
          (g) Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulation Section 1.704-1(6)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of his, her or its interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.
          (h) Allocations Relating to Taxable Issuance of Company Interests. Any income, gain, loss, or deduction realized as a direct or indirect result of the issuance of an Interest by the Company to a Member (the “issuance items”) shall be allocated among the Members so that, to the extent possible, the net amount of such issuance items, together with all other allocations under the Agreement to the Members, shall be equal to the net amount that would have been allocated to the Members if the issuance items had not been realized.
     6.4 Curative Allocations. The allocations set forth in the last sentence of Section 6.2 and in Sections 6.3(a), 6.3(b), 6.3(c), 6.3(d), 6.3(e), 6.3(f) and 6.3(g) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 6.4. Therefore, notwithstanding any other provision of this Article 6 (other than the Regulatory Allocations), the Managing Member shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance that such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 6.1 and 6.2 (excluding the last sentence thereof). In exercising its discretion under this Section 6.4, the Managing Member shall take into account future Regulatory Allocations under Sections 6.3(a) and 6.3(b) that, although not made, are likely to offset other Regulatory Allocations previously made under Sections 6.3(e) and 6.3(f).
     6.5 Other Allocations Rules.
          (a) For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Managing Member using any permissible method under Code Section 706 and the Regulations thereunder.

          (b) Except as otherwise provided in this Agreement, all items of Company income, gain, loss, and deduction for a Fiscal Year shall, for federal and state income tax purposes, be divided among the Members in the same proportions as they share Profits or Losses, as the case may be, for such Fiscal Year. The Members are aware of the income tax consequences of the allocations made by this Article 6 and hereby agree to be bound by the provisions of this Article 6 in reporting their shares of Company income and loss for income tax purposes.
          (c) Solely for purposes of determining the Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Member’s interests in Company profits are in accordance with their percentage Interests.
          (d) To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the Members shall treat distributions of Net Cash as not having been made from the proceeds of a Nonrecourse Liability or a Partner Nonrecourse Debt.
     6.6 Tax Allocations: Code Section 704(c). In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with Subsection (b) of the definition of Gross Asset Value).
          With respect to the Company assets that have been adjusted to their Gross Asset Values under Subsection (b) of the definition of Gross Asset Value, and in the event the Gross Asset Value of any Company asset is adjusted pursuant to Subsection (c) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.
          Any elections or other decisions relating to such allocations shall be made by the Managing Member in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 6.6 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Person’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.
     6.7 Accounting Method. The income, deductions, credits, gains, and losses of the Company for each Fiscal Year shall be determined by the use of the method of accounting approved by the Managing Member for federal and state income tax purposes, in accordance with accepted accounting principles applied, to the extent deemed appropriate, on a consistent basis from year to year.

Article 7. Distributions.
     7.1 Distribution of Net Cash. At least once each calendar quarter, the Managing Member shall determine the amount, if any, of Net Cash available to the Company for distribution. The amount of Net Cash so determined to be distributable pursuant to this Section 7.1 shall be distributed (taking into consideration all prior distributions made pursuant to Section 7.2), except as otherwise provided in Article 12 hereof, and after the minimum distribution to pay taxes has been made pursuant to Section 7.4, at such times as the Managing Member may determine, but in any event within a reasonable time after the end of such calendar quarter, in the following order and priority:
          (a) first, to the Members in proportion to and to the extent of their respective Capital Account Balance; and
          (b) the balance, to the Members in proportion to their Interests.
     7.2 Distributions of Net Capital Proceeds. Except as otherwise provided in Article 12 hereof, as soon as practicable after the event giving rise to the receipt of Net Capital Proceeds by the Company, Net Capital Proceeds shall be distributed (taking into consideration all prior distributions made pursuant to Section 7.1) in the same order and priority as set forth in Section 7.1.
     7.3 Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state, local, or foreign tax law with respect to any payment, distribution, or allocation to the Company or the Members shall be treated as amounts distributed to the Members pursuant to this Article 7 for all purposes under this Agreement. The Managing Member is authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any federal, state, local, or foreign government any amounts required to be so withheld pursuant to the Code or any provision of any other federal, state, local, or foreign law and shall allocate any such amounts to the Members with respect to which such amount was withheld.
     7.4 Minimum Distribution to Pay Taxes. The Managing Member shall use commercially reasonable efforts, on a calendar quarter basis based upon the Company’s estimated taxable income under Section 703(a) of the Code, to distribute Net Cash (if any) after reserves, as established by the Managing Member, in an amount at least equal to each Member’s distributive share of the Company’s estimated taxable income under Section 703(a) of the Code for such year multiplied by forty percent (40%), the assumed marginal tax rate for each Member for such taxable year; and any such distribution shall be credited against each such Member’s allocation of Net Cash to be distributed under Section 7.1 hereof.
Article 8. Internal Accounting and Records.
     8.1 Accounting Records. The Managing Member shall maintain, for the Company or through the Company’s accountants, accurate accounting records which shall be kept in accordance with accepted accounting principles applied, to the extent deemed appropriate, on a consistent basis from year to year. All material decisions with respect to accounting principles and tax elections shall be made by the Managing Member.
     8.2 Tax Returns. The Managing Member shall cause to be prepared and filed all necessary federal and state income tax returns for the Company. Neither the Company, the Managing Member, nor any Non-managing Member may make an election for the Company to be excluded from the application of the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code or any similar provisions of applicable federal or state law, and no provision of this Agreement shall be construed to sanction or approve such an election.
     8.3 Allocations on Transfer of Interests. In the case of a Transfer of any Interests at any time other than the close of the Company’s Fiscal Year, and if such Transfer is required to be recognized under this Agreement, the allocable shares of the various items of Company income, gain, deduction, loss, credit, and allowance, as computed for United States federal income tax purposes, shall be allocated between the transferor and the transferee in either of the following two ways, as determined by the Managing Member: (a) by closing the Company’s books with respect to such transfer as of the date of such transfer, determining such items for such portion of the Fiscal Year of the Company and then allocating such items among the transferor and the other Members of the Company or (b) without then closing the Company’s books with respect to said transfer, but rather closing the Company’s books in the normal course as of the end of the Company’s Fiscal Year, determining such items for the entire Fiscal Year of the Company and then dividing such items into equal portions for each day of the Company’s Fiscal Year, and then allocating such items between the transferor and the transferee based on the number of days during such Fiscal Year of the Company that each was a Member of the Company.
     8.4 Tax Matters Partner. The “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code shall be the Managing Member, unless otherwise approved by all of the Members, and if the Managing Member is removed, any replacement Managing Member shall be appointed the “tax matters partner.” The “tax matters partner” shall take such action as may be necessary to cause each and every Member to become a “notice partner” within the meaning of Section 6223 of the Code. In discharging its duties and responsibilities hereunder, the “tax matters partner” shall act as a fiduciary to all Members and all decisions by the “tax matters partner” shall be made in good faith in accordance with the advice of the Company’s tax counsel. The “tax matters partner” shall inform each other Member of all significant matters that may come to its attention in its capacity as “tax matters partner” by giving notice thereof to all Members and shall forward to each Member copies of all significant written communications it may receive or send in that capacity.
     8.5 Books and Inspections; Selection of Accountants; Annual Statements. The books of accounts of the Company shall be available to the Members for inspection. Each Member, at its separate cost and expense, shall have the right at all reasonable times, upon at least seventy-two (72) hours prior written notice, during usual business hours to audit, examine, and make copies of or extracts from the books of accounts and bank statements of the Company. Such right may be exercised by any Member, or by its designated agents or employees. The Company’s certified public accountants shall be selected by the Managing Member. Financial statements of the Company shall be prepared annually.

     8.6 Bank Accounts. Funds of the Company shall be deposited and maintained solely for the Company in accounts in the Company name in a bank or banks selected by the Managing Member. Subject to the provisions of the last sentence of this Section 8.6, withdrawals therefrom shall be made upon the signature of the Managing Member. The Managing Member shall not commingle any monies or funds of the Company with monies or funds of any other Person.
Article 9. Meetings of Members.
     9.1 Meetings. Meetings of the Company shall be held at the principal offices of the Company upon the request of either (a) the Managing Member or (b) Members having Interests of at least twenty-five percent (25%), but only after the requesting Member has given written notice to each other Member of such meeting at least five (5) calendar days in advance thereof, specifying the hour, date, location and purpose of the meeting.
     9.2 Duly Convened Meetings. Any meeting of the Company shall be deemed “duly convened” when (a) a quorum of the Members is present and (b) all Members have been given proper notice thereof pursuant to the terms of this Agreement. At all Company meetings, the presence of Members, in person or by proxy, having Interests of more than fifty percent (50%) shall constitute a quorum for the transaction of business. Once a Member is present for any purpose at a meeting, other than solely to object to holding the meeting or transacting business at the meeting, such Member shall be deemed present for quorum purposes for the remainder of the meeting and for any adjournment thereof. Once a quorum is present, it shall not be broken by the subsequent withdrawal of any of those present. Any meeting of the Company may be adjourned without prior notice, from time to time, to such place and such time as shall be approved by the Members. At such adjourned meeting at which a quorum shall be present, in person or by proxy, any business may be transacted that might have been transacted at the meeting as originally called.
     9.3 Voting. Except as otherwise provided in this Agreement, any action that is approved by the Members shall be the act of the Company and the Members, and, in the event of voting by the Members for any reason, the following rules shall prevail:
          (a) each Member shall have such number of votes equal to its number of Member Units; and
          (b) Members may attend meetings or may cast their votes by proxy.
     Notwithstanding the foregoing, whether or not a meeting of the Company is being held, actions to be taken that constitute Major Decisions, as defined in Section 4.2 above, must be approved by the Majority Approval of the Members, while actions to be taken that do not constitute Major Decisions, need only be approved by the Managing Member, such that no vote of the Non-managing Members is required to approve any such actions to be taken that do not constitute Major Decisions.
     9.4 Attendance. Only Members and those individuals invited to do so by a Member shall be entitled to attend Company meetings.

     9.5 Proxies. A Member may vote at any meeting in person or by proxy. A Member may, in writing, appoint another Member as the Member’s proxy to vote or otherwise act for such Member, and such proxy shall be entitled to act as specified in the proxy. A proxy must state the specific meeting for which it is to be valid and shall not be valid for more than the meeting specified therein. Subject to any express limitation on the proxy’s authority appearing on the face of the proxy, the Company shall accept the proxy’s vote or other action as that of the Member appointing the proxy.
     9.6 Waiver of Notice. Notice of a meeting need not be given to any Member who signs a written waiver of notice, in person or by proxy, either before or after the meeting, and such waiver shall be deemed the equivalent of giving proper notice. Neither the business transacted nor the purpose of the meeting need be specified in the waiver. Notwithstanding the foregoing, the attendance of a Member at a meeting, either in person or by proxy, shall of itself constitute waiver of notice of the meeting and waiver of any and all objections to the place of the meeting, the time of the meeting, or the manner in which it has been called or convened, except when a Member attends a meeting solely for the express purpose of stating, and at the beginning of the meeting (or upon arrival at the meeting) so states, any such objection or objections to the transaction of business.
     9.7 Action Without a Meeting. Notwithstanding the foregoing provisions of this Article 9, any action required or permitted to be taken by the Members at a meeting may be taken without a meeting if such action is in writing and is approved and signed by (a) such number of Members constituting Majority Approval of the Members with respect to actions to be taken that constitute Major Decisions and (b) the Managing Member only with respect to actions to be taken that do not constitute Major Decisions.
Article 10. Restrictions on Transfer.
     10.1 Transfers, Generally. Unless otherwise agreed to by the Managing Member, acting within its sole discretion, no direct or indirect Transfer of a Member’s Member Units and Interests may occur and no Member may otherwise encumber or permit or suffer any encumbrance of all or any portion of such Member’s Member Units and Interests in the Company, except in compliance with the terms of this Article 10, and any attempt to do so shall be null and void ab initio and of no effect whatsoever, and neither the Company nor the Member shall be bound by any such Transfer or encumbrance. Any Person (a “Transferee”) who obtains or purports to obtain any interest in all or any portion of a Member’s Member Units and Interests in violation of the provisions of this Agreement shall not become a Member and shall be deemed to hold such Member Units and Interests in constructive trust for the Company. Each Member hereby acknowledges the reasonableness of the restrictions on the Transfer of its Member Units and Interests imposed by this Agreement in view of the Company’s purposes and the relationship of the Members. Accordingly, the restrictions on the Transfer of a Member’s Member Units and Interests contained herein shall be specifically enforceable. Each Member and each Transferee hereby further agree to hold the Company and the other Members (and the other Members’ successors and assigns) wholly and completely harmless from any cost, liability or damage (including, without limitation, liabilities for income taxes and costs and expenses, including attorneys’ fees, of enforcing this restriction on the Transfer of a Member’s Member Units and Interests) incurred by the Company or any Member (or his, her or its successors and assigns) as a result of another Member’s Transfer of or an attempt to Transfer all or any portion of its Member Units and Interests in violation of this Agreement.
     10.2 Withdrawal of a Non-managing Member. Notwithstanding any other provision of this Agreement or the Act, a Non-managing Member may not voluntarily withdraw from the Company without the prior written consent of the Managing Member. In the event a Non-managing Member nonetheless attempts to voluntarily withdraw, the other Members shall have the remedy of an action for monetary damages and shall be entitled to pursue an action for specific performance against such withdrawing Non-managing Member. A Non-managing Member shall not be entitled to the fair value of its Non-managing Member Units and Interests or any liquidated share of the Company upon such attempted withdrawal, but may receive only such allocations and distributions as such Non-managing Member otherwise would be entitled to under this Agreement.
     10.3 Bankruptcy or Insolvency of a Non-managing Member. In the event that a Non-managing Member suffers an Event of Dissociation described in the Act, the Non-managing Member’s trustee, receiver, or other legal representative shall have only the rights of an assignee of all of the Non-managing Member’s Non-managing Member Units and Interests as provided in the Act.
     10.4 Death, Legal Incapacity or Incompetencey. If a Non-managing Member who is an individual dies or a court of competent jurisdiction adjudges him or her to be incompetent to manage his or her person or his or her property, the Non-managing Member’s executor, administrator, guardian, conservator, or other legal representative shall have only the rights of an assignee of all of the Non-managing Member’s Non-managing Member Units and Interests as provided in the Act, and such assignee shall have no rights to vote or otherwise participate in the management of the Company. The death, legal incapacity or incompetencey of the owners of all or any portion of the interests in, or control of, any Non-managing Member shall not constitute a Transfer and shall have no effect on the Company, the Non-managing Member or its Non-managing Member Units and Interests.
     10.5 Pledge or Encumbrance. A Member may with the prior written consent of the Managing Member pledge or encumber its rights to receive distributions hereunder upon written notice to the Managing Member and all other Members; provided however, that any Person who is granted such pledge or encumbrance or who executes thereon shall have no rights of approval, consent, voting or other participation in the operation or governance of the Company, and shall only have the right to receive distributions hereunder when and as distributions are made by the Managing Member under the terms and conditions of this Agreement, with no right to cause such distributions to be made. Neither the Managing Member nor the Company shall have any liability to any Person, whether or not a Member, due to any distribution(s) made in accordance with such written notice as it has received as of the date of such distribution, and Managing Member may, in the event of a dispute, deposit the disputed distribution with any court of competent jurisdiction in an action of interpleader (or analogue thereto) and shall thereafter be discharged from any and all obligation and liability in connection with such disputed distribution.

     10.6 Purchase Option. Upon the occurrence of an event set forth in Sections 10.2, 10.3, or 10.4 (the “Specified Event”) with respect to a Non-managing Member (the “Specified Member”), the Company shall, for a period of one hundred eighty (180) days of the date of the occurrence of the Specified Event, have the option, acting in accordance with the decision of the Managing Member, to purchase from the Specified Member or the estate or other successor in interest of the Specified Member and upon the exercise of such option the Specified Member or the estate or other successor in interest of the Specified Member shall be obligated to sell to the Company all of the Non-managing Member Units and Interests in the Company owned by such Specified Member. The aforesaid purchase shall be at a price equal to the Company Financial Interest (as defined in Section 10.7 below) of the Specified Member computed as of the last day of the month immediately preceding the date of the occurrence of the Specified Event. The aforesaid purchase price shall be payable as agreed upon by the parties, or, if the parties do not agree upon a different manner of payment, such purchase price shall be paid as follows: a cash down payment of twenty percent (20%) of the purchase price shall be paid in cash within two hundred twenty five (225) days of the date of the occurrence of the Specified Event and the Company shall give its unsecured promissory note bearing interest at eight percent (8%) for the balance of the amount due with the principal and interest being payable in twenty (20) equal, consecutive quarterly installments, with the first such installment to be due three (3) months following the date upon which the down payment is made.
     10.7 Company Financial Interest. For purposes of this Agreement, the “Company Financial Interest” with respect to a particular Non-managing Member is defined to mean the “fair market value” of the Company multiplied by a fraction, the numerator of which shall be the Non-managing Member Units and Interests in the Company owned and to be sold by the particular Non-managing Member, and the denominator of which shall be the total Non-managing Member Units and Interests in the Company issued and outstanding and owned by all of the Non-managing Members, taking into consideration the manner in which the Company distributes Net Cash and Net Capital Proceeds as set forth in Sections 7.1 and 7.2. The “fair market value” of the Company shall be such amount mutually determined by the Company (acting in accordance with the decision of the Managing Member) and the selling person within twenty (20) days of the date that such “fair market value” must be determined. In the event that the Company and the selling person shall be unable to mutually agree upon the “fair market value” of the Company, then the “fair market value” of the Company shall be determined in good faith by the Company (acting in accordance with the decision of the Managing Member) within thirty (30) days of the date such “fair market value” must be determined. If the selling person contests the “fair market value” of the Company determined by the Company, then the “fair market value” of the Company shall be determined by a duly qualified independent appraiser selected by the Company. The selected appraiser shall determine the “fair market value” of the Company and render a written report of his opinion thereon. All appraisals required by this Agreement shall be prepared and submitted to the parties within twenty (20) days after the appraiser is engaged. The appraiser appointed shall (a) have not less than ten (10) years experience appraising companies operating businesses similar to the business of the Company, (b) be an appraisal company recognized as a member of the Appraisal Institute, consulting firm, investment banking firm, accounting firm, or bank, and (c) have no prior professional relationship with the Company or the seller; provided, however, that such appraiser may have already rendered an appraisal in accordance with this Agreement. The Company shall provide the appraiser with full access to financial and other data, all of which the appraiser shall hold in confidence to the extent reasonably requested by the Company. The appraiser may but shall not be obligated to provide the rationale or calculations supporting its determination of the “fair market value” of the Company. The final determination of the “fair market value” of the Company shall be final and binding on all parties. If the “fair market value” of the Company as determined by the appraiser is one hundred ten percent (110%) or less of the “fair market value” of the Company as determined by the Company, the selling person requesting the appraisal shall pay the entire cost of the appraisal. If the “fair market value” of the Company as determined by the appraiser is greater than one hundred ten percent (110%) of the “fair market value” of the Company as determined by the Company, the Company shall pay the entire cost of the appraisal. At the request of the Company, the selling person requesting the appraisal shall deposit the estimated cost of the appraisal into escrow with the appraiser, to serve as security in the event that such selling person is required to pay the entire cost of the appraisal.
     10.8 Drag Along Rights. In the event there is Majority Approval of a Transfer of all of the Member Units and Interests of the Company or all or substantially all of its assets, and in connection therewith it is determined by Majority Approval that the Transfer is fair from a financial point of view to the Members (an “Approved Transfer of the Company”), the Members shall consent to and raise no objections to the Approved Transfer of the Company and (i) if the Approved Transfer of the Company is structured as a sale of Member Units and Interests, the Members shall agree to sell all of their Member Units and Interests on the terms and conditions approved by the Managing Member, (ii) if the Approved Transfer of the Company is structured as a merger, consolidation or other reorganization, the Members shall vote in favor thereof (to the extent they are entitled to vote) and shall not exercise any dissenters’ rights of appraisal they may have under Delaware law, and (iii) if the Approved Transfer of the Company is structured as a sale of all or substantially all of the assets of the Company, the Members shall vote in favor thereof (to the extent they are entitled to vote) and shall not exercise any dissenters’ rights of appraisal they may have under Delaware law. Each Member shall use its best efforts to cooperate in the Approved Transfer of the Company and shall take any and all necessary and desirable actions in connection with the consummation of the Approved Transfer of the Company as are reasonably requested by the Managing Member, including, but not limited to, the provision of reasonable and customary representations and warranties; provided, however, that no Member shall be required to incur any out-of-pocket expenses in connection with such Approved Transfer of the Company which are not reimbursed by the Company; and provided, further that no Member shall be required to make any representations and warranties in connection with any Approved Transfer other than representations and warranties as to (A) such Member’s ownership of its Member Units and Interests to be Transferred free and clear of all liens or other encumbrances and (B) such Member’s power and authority to effect such Approved Transfer.
The obligations of each Member with respect to the Approved Transfer of the Company are also subject to the satisfaction of the following conditions: (i) upon the consummation of the Approved Transfer of the Company, all of the Members shall receive the same form and amount of consideration for the Member Units and Interests as all other holders of the same class of Member Units and Interests, and (ii) the price per Member Unit and Interest shall be payable in cash or freely tradable securities.

Article 11. Indemnification.
     11.1 Right to Indemnification. Subject to the limitations and conditions provided in this Article 11, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that it, or a Person of whom it is the legal representative, is or was a Managing Member, an Affiliate of a Managing Member, or Member of the Company shall be indemnified by the Company to the fullest extent permitted by the Act or any other applicable law or judicial ruling against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, costs of suit and attorneys’ fees) actually incurred by such Person in connection with such Proceeding, and indemnification under this Article 11 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Article 11 shall be deemed contract rights, and no amendment, modification or repeal of this Article 11 shall have the effect of limiting or denying such rights with respect to causes of action accrued, actions taken or Proceedings arising prior to any such amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Article 11 could involve indemnification for negligence or under theories of strict liability; provided, however, that notwithstanding any other provision of the Agreement to the contrary, a Person shall not be indemnified by the Company against any judgments, penalties, fines, settlements and expenses incurred by such Person which arise in connection with any Proceeding if such Proceeding arises from bad faith, gross negligence or willful misconduct by such Person.
     11.2 Savings Clause. If this Article 11 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Member or any other Person indemnified pursuant to this Article 11 from and against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements, and reasonable expenses (including, without limitation, costs of suit and attorneys’ fees) actually incurred to the full extent permitted by any applicable portion of this Article 11 that shall not have been invalidated and to the fullest extent permitted by applicable law, including the Act.
Article 12. Dissolution and Termination.
     12.1 Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following:
          (a) when dissolution is approved by Majority Approval;
          (b) the sale by the Company of all or substantially all of the assets of the Company; provided, however, that if the Company receives a purchase money mortgage in connection with any such sale, the Company may be continued in the discretion of the Managing Member until the purchase money mortgage is paid in full, sold or otherwise disposed of; or

          (c) the entry of a decree of judicial dissolution by a court of competent jurisdiction.
     Upon the occurrence of any of the foregoing events, the Company shall dissolve unless the Members decide, by Majority Approval, within ninety (90) days subsequent to the occurrence of any such event, to continue the business of the Company in accordance with this Agreement and the Act.
     12.2 Liquidation and Termination.
          (a) Business Affairs of the Company. Upon dissolution of the Company, no further business transactions, except those necessary for the winding up of the Company’s business by the Managing Member, shall be undertaken in the name of the Company.
          (b) Liquidation and Termination. Upon dissolution of the Company, the Managing Member shall attempt to sell all the assets of the Company (except cash and other immediately available funds), at such prices and on such terms as it may deem appropriate in its reasonable discretion, and shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act, all in the exercise of its best business judgment under the circumstances then presented and as it deems to be in the best interests of all the Members. The costs of liquidation shall be borne by the Company as an expense. Until final distribution, the Managing Member shall continue to manage and operate the Company. As promptly as possible after dissolution and, again, after final liquidation, the Managing Member shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable. The Managing Member also shall pay, satisfy, or discharge from the Company’s funds, all of the debts, liabilities, and obligations of the Company (including, without limitation, all expenses incurred in liquidation) or otherwise make adequate provision for the payment and discharge thereof (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as they may reasonably determine). A reasonable time shall be allowed for the orderly liquidation of the assets of the Company, payments to creditors, and the distribution of the remaining assets to the Members.
     12.3 Distributions in Liquidation. The proceeds from the liquidation of the Company pursuant to Section 12.2, above, shall be distributed in the following order of priority:
          (a) as contemplated by Section 12.2(b) above, to the payment and discharge of all of the Company’s debts and liabilities to persons or entities other than the Members or their Affiliates;
          (b) to the setting up of such reserves as the Managing Member deems necessary for any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the business of the Company; provided, however, that any such reserves shall be paid over to an escrow agent (not a Member or an Affiliate of a Member, unless otherwise approved by the Managing Member) to be held by such agent for a reasonable period of time and for the purpose of disbursing such reserves in payment of any of the aforesaid contingencies and, at the expiration of such period of time, to distribute the balance thereafter remaining in the manner hereinafter provided;
          (c) as contemplated by Section 12.2(b) above, to the payment and discharge of all of the Company’s debts and liabilities to the Members and their Affiliates; and
          (d) finally, as contemplated by Section 7.2 above.
The distribution of cash and/or property to a Member in accordance with the provisions of this Section 12.3 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to each Member of its Member Units and Interests. Except as provided by law or as expressly provided in the Agreement, upon dissolution each Member shall look solely to the assets of the Company for the return of its Capital Contribution and Capital Account. If the Company’s property remaining after the payment or discharge of debts and liabilities of the Company is insufficient to return the Capital Contributions and Capital Accounts of one or more Members, such Member or Members shall have no recourse against any other Member.
     12.4 Distributions in Kind on Liquidation. Notwithstanding Section 12.2(b) hereof, upon the dissolution of the Company, to the extent that the Managing Member determines that the Company’s assets should not be sold or otherwise disposed of, such assets (if any) may be distributed in kind to the Members as follows: the fair market value of such assets shall be appraised (by an appraiser selected or approved by the Managing Member); the Capital Accounts of the Members shall be adjusted to take into account all Capital Account adjustments for all items of income, gain, loss, and deduction allocable among the Members as if there had been an actual disposition of the Company’s assets at their fair market value, and such assets, as so valued, shall be retained to the extent required to satisfy the requirements of Section 12.3(a) and (b); and the remaining assets shall be distributed to the Members, each Member taking an undivided interest in such assets, pursuant to and in accordance with Sections 12.3(c) and (d).
     12.5 Deficit Capital Accounts. Notwithstanding anything to the contrary contained in this Agreement and to the extent permitted by applicable law (including the Act), to the extent that any Member has a deficit in its Capital Account balance upon dissolution of the Company, such deficit shall not be an asset of the Company and such Member shall not be obligated to contribute the amount of such deficit to the Company.
     12.6 Effect of Dissolution. Upon dissolution, the Company shall cease to carry on its business, except as permitted herein and as permitted under the Act. Upon dissolution, the Members shall file a statement of commencement of winding up pursuant to the Act and publish notice thereof as permitted under the Act. Upon completion of the winding up, liquidation, and distribution of the assets of the Company as provided herein, the Company shall be deemed terminated. When all debts, liabilities, and obligations of the Company have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets of the Company have been distributed as provided herein, a certificate of cancellation may be executed and filed with the Secretary in accordance with the Act.

Article 13. Miscellaneous Provisions.
     13.1 Notices. All notices, offers, demands, or requests provided for or permitted to be given pursuant to the Agreement must be in writing and shall be deemed to have been properly given and received (a) when personally delivered to the party entitled thereto; (b) if deposited with Federal Express or any other nationally recognized overnight parcel carrier, upon actual receipt or refusal to accept delivery thereof; or (c) by depositing the same in the United States mail, first class mail postage prepaid, to the address set forth on Exhibit A or otherwise designated in writing to the Company and the other Members. Whenever any notice is required to be given by law, the Certificate or the Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
     13.2 Entire Agreement and Amendment. The Agreement represents the entire agreement between the parties hereto relative to the subject matter hereof and supersedes any and all prior negotiations, understandings, or agreements in regard thereto. Variations, modifications, or changes herein or hereof shall be binding upon the Company and the Members only when an amendment hereto has been adopted as provided in this Agreement.
     13.3 Amendment of this Agreement and the Certificate. Except as to any amendment to this Agreement that is authorized by Section 3.1 above, any amendment to or modification of the Agreement or the Certificate shall be effective and binding on the Company and all Members only with Majority Approval; provided, however, that unless approved by all of the Members, no such amendment shall (a) change the method of making amendments to this Agreement, and/or (b) increase the share of the Net Cash and/or Net Capital Proceeds to be distributed to the Members.
     13.4 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.
     13.5 Waiver of Partition. No Member shall, either directly or indirectly, take any action to require a partition or appraisement of the Company or of any of its assets or cause a receiver to be appointed for the Company or any of its assets or cause the sale of any Company property, and, notwithstanding any provisions of applicable law to the contrary, each Member (and the Member’s legal representatives, successors, or assigns) hereby irrevocably waives and renounces, to the fullest extent permitted by law, any and all rights to maintain any action for partition or appraisement or to have a receiver appointed for the Company or any of its assets or to compel any sale or payment of fair value with respect to such Member’s Member Units and Interests or with respect to any assets of the Company.

     13.6 Dissolution, Withdrawal, and Expulsion. Each Member covenants and agrees that, notwithstanding any provision of the Act, if the dissolution of the Company is caused in any way, no Member (nor the legal representative of the estate of a deceased Member) shall have the right to have the Company property applied to discharge such Member’s liabilities or applied to pay any amount to such Member on behalf of such Member’s Member Units and Interests, except as expressly provided in this Agreement. Each Member further covenants and agrees that, upon the dissolution of the Company for any reason, the Members who wind up the business of the Company shall have no obligation to obtain any Member’s discharge from any Company liabilities, hold such Member harmless from any Company liabilities, or pay such Member any amount equal to the value of such Member’s Member Units and Interests, unless otherwise specifically provided herein.
     13.7 Binding Agreement. Subject to the restrictions on transfers and encumbrances set forth herein, the Agreement shall inure to the benefit of and be binding upon the undersigned parties and their respective permitted legal representatives, successors and assigns.
     13.8 Equitable Remedies. The rights and remedies hereunder shall be cumulative and not be mutually exclusive (i.e., the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provisions hereof). Each party hereto confirms that damages at law may be an inadequate remedy for a breach or threatened breach of the Agreement and agrees that, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder (except as expressly provided otherwise herein) shall be enforceable by specific performance, injunction, or other equitable remedy, but nothing herein contained is intended to, nor shall it, limit or affect any right or rights at law or by statute or otherwise of any party aggrieved as against the other for a breach or threatened breach of any provision hereof, it being the intention of this provision to make clear the agreement of the parties hereto that the respective rights and obligations of the parties hereunder shall be enforceable in equity as well as at law or otherwise.
     13.9 Severability. The invalidity or unenforceability of any one or more of the particular provisions of this Agreement shall not affect the enforceability of the other provisions hereof, all of which are inserted conditionally on their being valid in law, and in the event one or more provisions contained herein shall be invalid, the Agreement shall be construed as if such invalid provision had not been inserted, and if such invalidity shall be caused by any value, any price, the length of any period of time, the size of any area, or the scope of activities set forth in any provision hereof, such value, price, period of time, area, or scope shall be considered to be adjusted to a value, price, period of time, area, or scope which would cure such invalidity. The parties hereto agree that the covenants and obligations contained in the Agreement are severable and divisible, that none of such covenants or obligations depend on any other covenant or obligation for their enforceability, that each such covenant and obligation constitutes an enforceable obligation between the Company and the Members, that each such covenant and obligation shall be construed as an agreement independent of any other provision of the Agreement, and that the existence of any claim or cause of action by one party to the Agreement against another party to the Agreement, whether predicated on the Agreement or otherwise, shall not constitute a defense to the enforcement by any party to the Agreement of any such covenants or obligations.

     13.10 Construction. The Section and Subsection headings of the Agreement are provided only for convenience of reference; they are not a part of the Agreement and shall be ignored in its construction. Except where otherwise clearly indicated by the context, the singular shall be deemed to include the plural, the plural shall be deemed to include the singular and the masculine and neuter shall include feminine and neuter.
     13.11 Counterparts. The Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.
     13.12 Governing Law. The Agreement is governed by and shall be construed in accordance with the law of the State of Delaware, excluding any conflict-of-laws rule or principle that might refer the governance or the construction of the Agreement to the law of another jurisdiction. In the event of a direct conflict between the provisions of the Agreement and any mandatory provision of the Act, the applicable provision of the Act shall control.
     13.13 Survival. The obligations of the parties hereto shall survive the termination of the Company and/or the death, withdrawal, retirement, or expulsion of a Member.
     13.14 Creditors. None of the provisions of the Agreement shall be for the benefit of or enforceable by any creditor of the Company.
     13.15 Involvement of Members in Certain Proceedings. Should any Member (or any constituent partner of a Member) become involved in legal proceedings unrelated to the Company’s business, in which the Company is required to provide books, records, an accounting, or other information, then such Member shall indemnify the Company for all costs and expenses incurred in conjunction therewith.
     13.16 No Third Party Beneficiaries. No person who is not a signatory to this Agreement shall be permitted to rely upon or otherwise enforce any provision contained in this Agreement on the grounds that such person is a third party beneficiary of this Agreement.
     13.17 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of the Agreement and those transactions.
     13.18 Brokers. The parties hereto each represent and warrant to the other that no party hereto has employed any broker in negotiations relating to this Agreement; and each shall indemnify and hold harmless the other from and against any claim for brokerage or other commission out of the formation of the Company and/or the Company’s acquisition or ultimate sale of the Property or the other assets of the Company.
     13.19 Dispute Resolution. Any controversy, claim, or dispute arising out of or relating to this Agreement or its breach, including without limitation any claim that this Agreement or any of its parts is invalid, illegal, or otherwise voidable or void, shall be submitted to arbitration before and in accordance with the Streamlined Rules for Commercial, Real Estate and Construction Cases then obtaining of the Judicial Arbitration and Mediation Service, Inc.

(“JAMS”) of Washington, DC and the laws of the State of Delaware, and judgment upon the award rendered in such arbitration may be entered in any court having jurisdiction thereof. The decision and award of the arbitrator or arbitrators shall be in writing and shall be final, binding and enforceable against the parties and shall be non-appealable, and counterpart copies thereof shall be delivered to each of the parties. In rendering such decision and award, the arbitrators shall not add to, subtract from or otherwise modify the provisions of this Agreement. The arbitrator may award attorneys’ fees and costs of suit as part of an award.
          IN WITNESS WHEREOF, the Members, intending to be legally bound and to bind the Company, have executed this Agreement on their own behalf and on behalf of the Company as of the Effective Date first set forth above.

“Managing Member”
Attest/Witness:
SUNTERRA DEVELOPER AND SALES HOLDING COMPANY

/s/ Danny L. Ferguson	By:	/s/ Frederick C. Bauman
Name:
Title:

Acknowledged

“Company”
Attest/Witness:
CLUB SUNTERRA DEVELOPMENT HAWAII, LLC

By: Sunterra Developer and Sales Holding Company, Managing Member

/s/ Danny L. Ferguson	By:	/s/ Frederick C. Bauman
Name:
Title:

COUNTER PART SIGNATURE PAGE TO
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF CLUB SUNTERRA DEVELOPMENT HAWAII, LLC
     IN WITNESS WHEREOF, the undersigned, as of this 2nd day of February, 2006 (the “Counterpart Date”), hereby executes this counter part signature page to that certain Limited Liability Company Operating Agreement (the “Agreement”) of Club Sunterra Development Hawaii, LLC (the “Company”) by and among Sunterra Developer and Sales Holding Company (the “Managing Member”) and the Non-managing Members therein, which Agreement is dated as of the 2nd day of February, 2006 (the “Effective Date”). The undersigned hereby reaffirms the agreements, covenants, representations and warranties contained in the Subscription Agreement executed by the undersigned as of the Counterpart Date and agrees as a newly admitted Non-managing Member of the Company to be bound by all of the terms and conditions of the Agreement.

NON-MANAGING MEMBERS WHO ARE NOT NATURAL PERSONS: (i.e., corporations, limited liability companies, partnerships, trusts or other entities) Print Name of Entity: West Maui Resort Partners, L.P.
By:	/s/ Frederick C. Bauman
	Print Name:	Frederick C. Bauman
	Print Title:	VP of General Partner

NON-MANAGING MEMBERS WHO ARE NATURAL PERSONS: (i.e., individuals)
By:
Print Name:

ACCEPTANCE: CLUB SUNTERRA DEVELOPMENT HAWAII, LLC
By:	Sunterra Developer and Sales Holding Company, Managing Member

By:	/s/ Frederick C. Bauman
	Name:	Frederick C. Bauman
	Title:	Vice President
	Dated:	February 2, 2006

COUNTER PART SIGNATURE PAGE TO
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF CLUB SUNTERRA DEVELOPMENT HAWAII, LLC
     IN WITNESS WHEREOF, the undersigned, as of this 2nd day of February, 2006 (the “Counterpart Date”), hereby executes this counter part signature page to that certain Limited Liability Company Operating Agreement (the “Agreement”) of Club Sunterra Development Hawaii, LLC (the “Company”) by and among Sunterra Developer and Sales Holding Company (the “Managing Member”) and the Non-managing Members therein, which Agreement is dated as of the 2nd day of February, 2006 (the “Effective Date”). The undersigned hereby reaffirms the agreements, covenants, representations and warranties contained in the Subscription Agreement executed by the undersigned as of the Counterpart Date and agrees as a newly admitted Non-managing Member of the Company to be bound by all of the terms and conditions of the Agreement.

NON-MANAGING MEMBERS WHO ARE NOT NATURAL PERSONS: (i.e., corporations, limited liability companies, partnerships, trusts or other entities) Print Name of Entity: Poipu Point Partners, L.P.
By:	/s/ Frederick C. Bauman
	Print Name:	Frederick C. Bauman
	Print Title:	VP of General Partner

NON-MANAGING MEMBERS WHO ARE NATURAL PERSONS: (i.e., individuals)
By:
Print Name:

ACCEPTANCE: CLUB SUNTERRA DEVELOPMENT HAWAII, LLC
By:	Sunterra Developer and Sales Holding Company, Managing Member

By:	/s/ Frederick C. Bauman
	Name:	Frederick C. Bauman
	Title:	Vice President
	Dated:	February 2, 2006

EXHIBIT A

Member Name	Address	Capital Contribution	Member Units	Interests
Managing Member Name	Managing Member Address	Managing Member Capital Contribution	Managing Member Units	Managing Member Interests/Total Interests
Sunterra Developer and Sales Holding Company	3865 West Cheyenne Ave., N. Las Vegas, NV 89032	$100	100	100.0%/1.0%
Non-managing Member Name	Non-managing Member Address	Non-managing Member Capital Contribution	Non-managing Member Units	Non-managing Member Interests/Total Interests
Poipu Point Partners, L.P.	3865 West Cheyenne Ave., N. Las Vegas, NV 89032	$681,615	681,615	21.4%/21.2%
West Maui Resort Partners, L.P.	3865 West Cheyenne Ave., N. Las Vegas, NV 89032	$2,502,060	2,502,060	78.6% / 77.8%
Total		$3,183,675	3,183,675	100.00%/99.00%